LookSmart Commences Dutch Auction Tender Offer

SAN FRANCISCO, Jan 15, 2008--LookSmart, Ltd. (NASDAQ: LOOK), an online advertising and technology solutions company, today announced that it has commenced its previously announced modified Dutch Auction self-tender offer for up to 4,825,000 shares of its common stock, at a price in the range of $3.40 to $4.15 per share, for a maximum aggregate purchase price of approximately $20 million. The mid-point of this range represents a premium of approximately 11% over LookSmart's closing stock price of $3.40 on Monday, January 14, 2008, the last trading day preceding the commencement.

The Company intends to finance the repurchase from its existing cash, cash equivalents and short-term and long-term investments balances of approximately $56.2 million as of December 31, 2007, which includes $18.5 million in net proceeds generated through the sale of FindArticles in November 2007.

The tender offer will expire at 5:00 pm Eastern time, on Wednesday, February 13, 2008, unless extended by LookSmart. Tenders of LookSmart's common stock must be made prior to the expiration of the tender offer and may be withdrawn at any time prior to the expiration of the tender offer.

The modified Dutch Auction will allow stockholders to indicate how many shares and at what price within the Company's specified range they wish to tender. Based on the number of shares tendered and the price specified by the tendering stockholders, the Company will determine the lowest price per share within the range that will enable it to purchase up to 4,825,000 shares, or such lesser number of shares as are properly tendered. The Company also reserves the right in the tender offer to purchase up to an additional 2% of its shares outstanding. Tender offer materials are being distributed to stockholders and are being filed with the Securities and Exchange Commission today.

None of the Company, its directors and officers, the dealer manager or the information agent will make any recommendation to stockholders on whether or not to tender their shares. Stockholders must decide how many shares they will tender, if any, and the price within the anticipated offer range at which they will offer their shares for purchase by the Company.

Craig-Hallum is acting as the dealer manager for the tender offer and the information agent is MacKenzie Partners, Inc. The depositary is Mellon Investor Services LLC. The Offer to Purchase, letter of transmittal and related documents are being mailed to stockholders of record and will be made available for distribution to beneficial owners of LookSmart's shares. For questions of information, please call the information agent at (800) 322-2885.

Important Notice: This announcement is neither an offer to purchase nor a solicitation of an offer to sell securities. The solicitation of offers to buy shares of LookSmart common stock will only be made pursuant to the Offer to Purchase, dated January 15, 2008 (as may be amended or supplemented), the related letter of transmittal and other related documents that LookSmart in sending to its stockholders. Those tender offer materials contain important information that should be read carefully before any decision is made with respect to the tender offer. Those materials are being distributed by the Company to the Company's stockholders at no expense to them. In addition, all of those materials (and all other offer documents filed with the SEC) will be available at no charge on the SEC's web site, www.sec.gov, and from LookSmart.

About LookSmart, Ltd.

LookSmart is an online advertising and technology company that provides performance solutions for online advertisers and publishers. LookSmart offers advertisers targeted, pay-per-click (PPC) search advertising, contextual search advertising, and display banner advertising via its Advertiser Networks; and an Ad Center platform for customizable private-label advertiser solutions for online publishers. LookSmart is based in San Francisco, California. For more information, visit www.looksmart.com or call 415-348-7500.

Forward-Looking Statements

This press release contains forward-looking statements, such as references to completion of the tender offer and the payment for shares related thereto. These statements, including their underlying assumptions, are subject to risks and uncertainties and are not guarantees of future performance. Results may differ due to various factors such as the possibility that stockholders may not tender their shares in the tender offer, or other conditions to completion of the tender offer are not satisfied. For further details of these risks, you should read our filings with the Securities and Exchange Commission related to the tender offer, including our Schedule TO and the documents referred to therein.

The statements presented in this press release speak only as of the date of the release. Please note that except as required by applicable law we undertake no obligation to revise or update publicly any forward-looking statements for any reason.

NOTE: "LookSmart" is a trademark of LookSmart, Ltd., and/or its subsidiaries in the U.S. and other countries. All other trademarks mentioned are the property of their respective owners.

Investor Contacts:

Bill Bush, Chief Financial Officer

LookSmart, Ltd.

investor@looksmart.net

Laura Foster

ICR, Inc.

310.954.1100

laura.foster@icrinc.com